EXHIBIT 23.01

                      Consent of Independent Accountants



  To the Stockholders of Swank, Inc.
  Attleboro, Massachusetts:

  We consent to the incorporation by reference in the Registration Statements relating to the Swank, Inc. 1981 Incentive Stock Option Plan (File No. 2-83629) and the 1987 Incentive Stock Option Plan (File No. 33-23913) on Form S-8, of our report dated February 22, 1996 (except as to the information presented in Note C, for which the date is May 24, 1996) on our audits of the consolidated financial statements and financial statement schedule of Swank, Inc. as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 which report is included in this Annual Report on Form 10-K.




                                                     Coopers & Lybrand L.L.P.




  Boston, Massachusetts
  May 24, 1996